Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-198383
April 27, 2015

Corporate Presentation

Forward-Looking Statements This presentation contains forward-looking statements. All statements other than statements of historical facts contained in this presentation, including statements regarding the anticipated timing of commercial launch of Canalevia, obtaining MUMS designation, and timing of expanding indication for Canalevia to general watery diarrhea and timing of data from planned proof of concept, field and other studies are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this presentation and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. We have filed a registration statement (including a prospectus) with the SEC for the offering that this presentation relates to, but such registration statement has not been declared effective. Before you invest, you should read the prospectus, including the Risk Factors set forth therein in our registration statement and the documents that are filed as exhibits to the registration statement for more complete information about the Company and the offering. You can review these documents and other documents for free by visiting EDGAR on the SEC website www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Aegis Capital Corp. by telephone at 212-813-1010 or by email to prospectus@aegiscap.com. This presentation shall not constitute an offer to sell, or the solicitation of any offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will be made only by means of a prospectus pursuant to a registration statement that is filed with the SEC, after such registration statement becomes effective. 1

Free Writing Prospectus Statement This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the US Securities and Exchange Commission for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus, dated April 27, 2015, is available on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, email: prospectus@aegiscap.com. 2

Initial Public Offering Summary Aegis Capital Corp. Sole Book-runner 3,150,000 Shares of Common Stock (100% Primary) Shares Offered Jaguar Animal Health, Inc. Issuer Nasdaq /JAGX Exchange/Ticker 15% (100% Primary) Over-Allotment $7.00 Per Share Expected Price CRT Capital and Feltl and Company Co-Managers 3

Jaguar GI Product Development Strategy Approved for use in humans Fulyzaq1 (crofelemer) Canalevia™ (Rx) Neonorm™ (non-Rx) Intellectual property applies globally to all products across species 4 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

Investment Highlights The only FDA-approved human anti-secretory diarrhea product1 Significant animal and human data Natural products from Croton lechleri First-in-Class GI Products for Animals Species-specific Rx formulations and trial/endpoint design: dogs, horses and cats Non-Rx: Beef cattle, horses, goats and sheep Market Expansion Highly conserved Mechanism of Action (MOA) in all mammals Production and companion animal data in hand Rationale for MOA Initiated rolling New Animal Drug Application (NADA) filing in December 2014 Statistically significant proof-of-concept (POC) data in dogs released February 2015 Ongoing product launch supplemented by South American distribution agreement Recent Milestones Expertise in GI development Medicine, regulatory and commercial experience within animal health Extensive Expertise Low barrier market entry for production animal products Common educational and promotional activities focus on first-in-class MOA Companion animal drugs drive long-term business opportunity Non-Rx Lays Foundation For Rx Business 5 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

Extensive GI & Animal Health Expertise Lisa Conte Founder, CEO & President 25+ years of industry experience Obtained first anti-secretory human product FDA approval Michael Hauser DVM, M.S. Chief Veterinary Officer, Clinical Operations Established Dubai Animal Hospital System Race horse private practice John Kallassy Chief Financial & Operating Officer Former CEO of Zargis Medical Corp., which developed and sold human cardiac diagnostic devices Former CFO of Speedus Corp. Steven King, Ph.D. EVP, Ethnobotany & Supply 22+ years experience surrounding supply of crofelemer Previously with Napo Ian Parker VP, Commercial Operations Pfizer, SmithKline Beecham, Nutramax, Vétoquinol Product experience: Rimadyl, Cosequin, Strongid C2X 6

Common Pathway and MOA in Mammals Canalevia and Neonorm are distinct products that act at the same last step in a physiological pathway generally present in mammals, regardless of cause Acts locally in the gut and is minimally absorbed systemically P P Intestinal Lumen Intestinal Epithelial Cell Cl- CFTR Channel CaCC Channel Cl- H20 H20 H20 H20 H20 Cl- Cl- Cl- Cl- Cl- Cl- Intestinal Lumen Intestinal Epithelial Cell Cl- CFTR Channel CaCC Channel Cl- H20 H20 H20 H20 H20 H20 H20 H20 H20 Bacterium Viruses Drugs/ Chemo Toxins/ Other cAMP cGMP Ca2+ Intestinal Epithelial Cell Intestinal Lumen Product Product 7

Rx Drug Product Candidates Product Candidate Species Indication Anticipated Milestones 2015 2016 Canalevia CID NADA approval first quarter Commercial launch first quarter General Watery Diarrhea Concurrence meeting with FDA Initiate pivotal trial 1H, Initiate filing NADA Specific formulations of crofelemer Acute Colitis 2H, Safety data 2H, Apply for MUMS designation Initiate filing NADA Diarrhea, Colonic and Gastric Ulcers 2H, POC data 2H, Pivotal trial data General Watery Diarrhea 2H 2015/early 2016, Safety & POC data Top-line pivotal efficacy data Virend (topical) Herpes Virus POC & top line pivotal efficacy data Specific formulations of NP-500 Obesity-related Metabolic Dysfunction Initiate POC study Metabolic Syndrome Initiate POC study Type II Diabetes Initiate POC study 8

Canalevia: Diarrhea in Dogs In the US, one of the most common reasons for vet and emergency visits for dogs 6 million cases annually of acute and chronic watery diarrhea No FDA-approved anti-secretory products for dogs Current treatments Rehydration Diet change Absorbents/binding agents (Pepto-Bismol) Anti-motility agents (Imodium) Antibiotics No current treatments directly address dehydration and watery flow 9

Canalevia: Rolling NADA Filing in 2014 for Chemotherapy-induced Diarrhea (CID) in Dogs Canalevia: Oral, twice daily, canine-friendly formulation of crofelemer Over 230,000 dogs receive chemotherapy in the US Estimated that ~25% suffer from CID Applied for MUMS designation to shorten time to commercialization MUMS designation is a status similar to ‘‘orphan drug’’ status for human drugs Safety package accepted by FDA: Toxicology studies showed minimal to no adverse effects following dosing up to approximately 50 times the anticipated efficacious dose Initiated NADA filing for CID in dogs in 4Q 2014 Planned commercialization in early 2016 10

Proof of concept study: Expand indication to general watery diarrhea Purpose: Gather data and exploratory analyses in support of concurrence meeting with FDA Design of pivotal trial and statistical analysis plan Demonstrate significance in support of common Mechanism of Action across humans, calves, now dogs Endpoint scoring: Purina dog fecal scoring chart of 1-6 (formed to unformed/6=bloody) 11

Canalevia: General Watery Diarrhea POC Study Enrollment criteria: 4 or 5 stool formulation Bacterial Infection Pancreatitis Dietary Indiscretion Giardia Infection Dosing: 2-4 mg/kg of Canalevia or a placebo twice a day for 3 days Other treatment: All dogs will receive “standard of care” for diarrhea (oral/IV fluids for rehydration or disease-specific medications) Evaluation: Dogs “scored” 6 times per day for stool consistency Endpoints: Feces consistency Resolution Responder Canalevia or Placebo Canalevia or Placebo Canalevia or Placebo Canalevia or Placebo 1 2 3 4 12

Endpoints: Achieved significance with 39 “all –comer” evaluable dogs - 23 Canalevia, 16 placebo Resolution: 91% vs. 50% (p=0.007) Fecal score of 1 or 2 Responder (at conclusion of treatment): 92% vs. 44% (p=0.046) Across all days: p=0.013 Responder is a dog who had formed stools with no follow up unformed stool, day by day Response in Canalevia arm is greater than placebo on all days by at least 10% 13

Day Canalevia Placebo 1 17.4% 6.7% 2 50.0% 33.3% 3 69.6% 53.3% 4 91.7% 44.4% Clinical response stratified by day, p=0.013. Significant difference occurs on Day 4, p=0.046 Results Support Conclusion That Canalevia is Superior to Placebo Proportion of Responders 14

Canalevia: Next Steps Plan to expand labeled indication to general watery diarrhea, regardless of cause Concurrence meeting with FDA in 2015 Pivotal efficacy initiation in 2015 Commercial launch expected in early 2017 Expansion of promotion with initiation of filing of NADA general watery diarrhea 15

Equine Diarrhea, Gastric & Colonic Ulcer Product 97% of high performance horses have either gastric or colonic ulcers* 63% of high performance horses have colonic ulcers* 87% of high performance horses have gastric ulcers* 54% of high performance horses have both colonic and gastric ulcers* Diarrhea is often a coincident problem Unmet need: No marketed FDA-approved treatments for colonic ulcers in horses; chronic treatment cost ~$50/day International synergies for market awareness and demand ~4 mm high performance horses in US Chronic treatment regimen indicated Next steps: Proof of concept study in 2015 16 *Pellegrini, Franklin L., Results of a large-scale necroscopic study of equine colonic ulcers. J Equine Vet Sci 2005; v. 25, no. 3; 113–117.

New IP Prebiotic effect of polyphenols/Croton lechleri-derived products Rifaximin combination Current IP Exclusive worldwide veterinary license to all Napo IP Zero to low royalties Exclusive global license to library of 2,300+ medicinal plants for all veterinary uses 11 Jaguar provisional patent applications on file 17

Non-Rx Products Products Species Use Anticipated Milestones 2015 2016 Neonorm Calf Improve gut health and normalize stool formation in pre-weaned dairy calves with scours Field study results second quarter (studies have been ongoing since fourth quarter of 2014); includes evaluation of prebiotic effect South American commercial launch Species-specific formulations of Neonorm Normalize stool formation (horse foals) 2H, Safety & efficacy data Commercial launch Normalize stool formation (adult horses) Safety & efficacy data Commercial launch Normalize stool formation (other farm/production animals) Initiate POC studies in various species based on market research 18

Neonorm Calf Commercial Strategy (non-Rx) “Promotes normal stool formation” September 2014 Geographical Launch: World Dairy Expo National launch in February 2015 Geographical markets: Shipped ~$450k of Neonorm Calf to distributors Targeted sales force supporting regional distributors and vet clinics Leveraging KOL strategy (key for regional support) May 2014 Neonorm Study demonstrated significant results in treatment of calves with scours Translating health endpoints to economic benefit Master distribution partnership supporting national launch Each dot represents 1,500 cows (Reprinted by permission from the March 25, 2013 issue of Hoard's Dairyman Magazine, Fort Atkinson, WI) 19

Neonorm E. coli Challenge Study Enrolled 39 calves randomized into 2 groups 20 calves received Neonorm 19 calves received placebo All calves challenged with E. coli on Day 1 First dose was administered to all calves at 12 hours Additional doses administered every 12 hours until hour 72 Total of 6 doses Calves with watery diarrhea were treated for dehydration with oral rehydration therapy or intravenous fluid 20

Calves evaluated twice-daily for 10 days as well as at days 15 and 25 Measurements Fecal consistency Weight Mortality Dehydration Appetite Attitude Other adverse health disorders Modified University of Wisconsin Calf Health Scoring Chart Calf Feces Description Potential Treatment Normal 0 Normal, formed pasty feces None 1 Semi-formed pasty feces Moderate Diarrhea 2 Loose, watery feces but stays on top of bedding Oral electrolytes Severe Diarrhea 3 Watery feces with mucus, sifts through bedding Oral electrolytes, intravenous fluids and antibiotics 4 Diarrhea with blood Score Neonorm E. coli Challenge Study 21

Average Daily Calf Fecal Scores Neonorm significantly decreased the severity of watery diarrhea over the course of the 25 days (p=0.0133) Neonorm E. coli Challenge Study 22

Health and Economic Impacts # of calves Mortality Avg. daily weight gain after 25 days Neonorm 20 5% (1) 15.5 pounds (281g/day) Placebo 19 21% (4) 12.1 pounds (219g/day) Avg. Duration of Watery Diarrhea (Score ≥2) Avg. Duration of Severe Watery Diarrhea (Score 3 or 4) Neonorm 3.03 days 1.10 days Placebo 5.16 days 2.42 days NEXT STEPS Field trials ~700 calves KOL outreach Additional distributor agreements Sales reps to key accounts Outreach at dairy meetings Expansion to horses, sheep and goats The total economic advantage of Neonorm could be ~$110 per calf. Neonorm E. coli Challenge Study 23

Jaguar Animal Health Signs Agreement with Latin America’s Largest Veterinary Biotechnology Company: Biogenesis Bagó (“Bagó”), based in Argentina A region that contains 401 million dairy and beef cattle and produces 11% of the world’s milk supply. Bagó chosen as winner of the Animal Pharm award for “Best Company – Latin & South America” in January, 2015. The agreement provides Bagó with exclusive distribution rights for Jaguar’s Neonorm Calf product in Argentina, Brazil, Paraguay, Uruguay & Bolivia. Jaguar and Bagó agreed to annual sales goals for each year of the five-year agreement, including guaranteed minimums for retention of exclusivity and an additional incentive for exceeding stretch goals. Agreement Covers Red-shaded Regions 24

US Market: Initial GI Products Canalevia Market Neonorm Market Rx Companion Animals US Population: 74 mm cats, 70 mm dogs Non-Rx Dairy, Beef, Horses Population Incidence >11 mm dairy calves 23.9%* ~22 mm beef calves 2.4%** 9.2 mm horses >10% *Incidence in dairy heifer calves **Beef calves < 3 weeks old Total Cases Acute Cases 6 mm dogs ~ Two-thirds 2.9 mm cats ~ Two-thirds 3.9 mm performance horses 25

Selected Milestones 2014 2015 2016 Companion Animals (Rx) Production Animals (non-Rx) Neonorm Field Study Data in Dairy Calves Neonorm Launch in Dairy Calves Canalevia CID in Dogs Rolling NADA Filing Horse Acute Colitis Safety Data & Apply for MUMS Designation Horse Foals Safety & Efficacy Data Commercial Launch in Horse Foals Virend Cat POC & Pivotal Efficacy Data Cat General Watery Diarrhea Safety & POC Data in 2H 2015/early 2016 Horse Safety Data Data / Filing Commercial Launch Horse Diarrhea, Colonic & Gastric Ulcers POC Data Adult Horses Safety & Efficacy Data Cat General Watery Diarrhea Pivotal Efficacy Data Canalevia CID Launch Canalevia (Dogs) General Watery Diarrhea - Concurrence/Initiate Pivotal Trial Horse Acute Colitis Initiate NADA Filing Canalevia (Dogs) General Watery Diarrhea - Initiate NADA Filing Horse Diarrhea, Colonic & Gastric Ulcers Pivotal Trial Neonorm Calf launch in South America with Biogenesis Bagó Commercial Launch in Adult Horses 26

Jaguar Commercialization Horizon R&D/GI Expertise First-in-class products ONGOING LAUNCH: Neonorm Non-Rx (Dairy Calves) Concurrence/ Pivotal Trial: Canalevia-Dogs- General Diarrhea Canalevia- CID in Dogs- Rolling NADA Filing LAUNCH: Neonorm Non-Rx (Foals) LAUNCH:* Canalevia – CID in Dogs LAUNCH:* MUMS Rx Horses LAUNCH:* General Diarrhea Canalevia Label Expansion LAUNCH:* General Diarrhea Cats Rx value-adding events Rx Launch: dogs, horses, cats Non-Rx Launch: calves, horses 2015 2017 2016 2014 *Contingent upon FDA approval POC Data, Diarrhea, Colonic & Gastric Ulcers in Horses LAUNCH:* Diarrhea, Colonic & Gastric Ulcers in Horses LAUNCH: Bagó Neonorm Non-Rx (Dairy Calves) Safety Data, Horse Acute Colitis Pivotal trial, Diarrhea, Colonic & Gastric Ulcers in Horses 27

Capital Structure1 (Excluding shares in this offering) Shares Outstanding % Company Stock2 5,259,923 77.4% Equity Awards-Stock Options3 862,584 12.7% Equity Awards-Restricted Stock Units4 70,386 1.0% Warrants5 605,873 8.9% Adjusted Shares Outstanding 6,798,766 100% 1 As of 12/31/14. 2 Pro forma outstanding, including all securities that convert at IPO, but excludes up to 44,642 shares issuable upon conversion of outstanding notes. 3 Weighted average exercise price of $3.69 per share; includes 203,030 options authorized after 12/31/14 to be granted upon IPO with an exercise price equal to IPO price of $7.00 (reflected in weighted average price). 4 Includes 1,484 additional employee RSUs issued after 12/31/15 to be granted upon IPO. 5 Weighted average warrant exercise price of $4.57 per share; includes warrants for 111,605 shares issued after 12/31/14, but excludes representative warrants for 157,500 shares (5% of shares issued in the IPO), not exercisable for one year. 28

Use of Proceeds (Offering size of $22.1 million) Amount ($ Mil.) % Canalevia clinical studies and regulatory approval costs 2.4. 10.9% Other Rx clinical studies and regulatory approval costs 2.1. 9.5% Commercial activities for Canalevia and Neonorm inside and outside the US 3.5. 15.9% Studies and field trials for Neonorm Calf 1.0. 4.5% Species specific formulations for all of our products 2.2. 10.0% Third-party manufacturing; including Indena S.p.A 2.1. 9.5% Bridge loan repayment 1.3. 5.9% Working capital and general corporate purposes1 7.5. 33.8% TOTAL 22.1. 100% 29 1 Includes IPO-related costs

Investment Highlights The only FDA-approved human anti-secretory diarrhea product1 Significant animal and human data Natural products from Croton lechleri First-in-Class GI Products for Animals Species-specific Rx formulations and trial/endpoint design: dogs, horses and cats Non-Rx: Beef cattle, horses, goats and sheep Market Expansion Highly conserved MOA in all mammals Production and companion animal data in hand Rationale for MOA Initiated first rolling NADA filing in December 2014 Statistically significant POC data in dogs released February 2015 Ongoing product launch supplemented by South American distribution agreement Recent Milestones Expertise in GI development Medicine, regulatory and commercial experience within animal health Extensive Expertise Low barrier market entry for production animal products Common educational and promotional activities focus on first-in-class MOA Companion animal drugs drive long-term business opportunity Non-Rx Lays Foundation For Rx Business 30 1Fulyzaq was approved by the FDA in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The product is a registered trademark of and is marketed by Salix Pharmaceuticals, Inc.

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